                             MERCATOR SOFTWARE, INC.

August 7, 2003

Kenneth J. Hall
[address]

Dear Ken:

         This is an agreement ("Agreement") that has been reached with you in connection with your continued employment with Mercator Software, Inc. (the "Company"). Capitalized terms not defined herein shall have the meanings given thereto in that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 2, 2003, by and among Ascential Software Corporation, a Delaware corporation ("Ascential"), Greek Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Ascential, and the Company.

         1. You and the Company agree that if: (i) you either (a) continue to remain employed by the Company from the date hereof until the end of the sixty (60) day period following the consummation of the currently contemplated tender offer to be undertaken by Ascential ("Offer") or (b) do not remain employed for such period as a result of your death, disability (which means you become eligible for long-term disability benefits under the Company's long-term disability plan) or the termination of your employment by the Company other than for "cause" (as defined in the June 28, 2001 employment agreement between you and the Company), and (ii) you execute the Form of Release as set forth in Exhibit A, then the cash severance benefits (other than the "pro-rated bonus") set forth in Exhibit B attached hereto (assuming termination on November 15, 2003) will be payable to you semi-monthly over twelve (12) months rather than payable semi-monthly over eighteen (18) months. Notwithstanding anything contained in the previous sentence, (i) the "pro-rated bonus" described in Exhibit B will be paid to you within 45 days following any termination of your employment (other than a termination of your employment by the Company for "cause" (as defined in the June 28, 2001 employment agreement between you and the Company)), and (ii) the "executive benefits" set forth in Exhibit B will continue to be provided to you for a period of eighteen (18) months following any termination of your employment (other than a termination of your employment by the Company for "cause" (as defined in the June 28, 2001 employment agreement between you and the Company)).

         2. You and the Company agree that the period within which you are required to give notice to the Company of the occurrence of "good reason," as defined in the June 28, 2001 employment agreement between you and the Company or pursuant to the Company's Change of Control Benefits Plan (the "Plan"), has been extended from thirty (30) days to sixty (60) days following the occurrence of any such "good reason."

         3. Nothing contained herein shall be construed as a waiver of any rights which you may have under any such employment agreement or the Plan or an amendment of such Plan or agreement, including (without limitation) the treatment of any stock options held by you as described in Exhibit B.

         4. Exhibit B contains a statement of the amount and payment terms of your benefits assuming you are terminated effective November 15, 2003. The amounts are subject to adjustment depending on the actual date of termination in accordance with the terms and conditions of the applicable employment agreement and/or Plan. The terms and conditions of the payments of such amounts will be governed by this agreement, the Plan and any employment agreement between you and the Company.

         5. In the event the Offer is not consummated, this Agreement shall be null and void and of no force or effect.


         If the above sets forth our agreement as you understand it and consent to it, please so signify by executing the enclosed copy of this letter and return it to me at the address listed above.

         Mercator Software, Inc.

         /s/
         ----------------------
         Name:
         Title:



Agreed to and Accepted:

         /s/ Kenneth J. Hall
         ----------------------
         Name:  Kenneth J. Hall

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